Exhibit 16.1

Securities and Exchange Commission	July 23, 2013
100 F Street, N.E.
Washington, DC 20549

We have read the “Experts” section of Form S-1 to be filed on July 24, 2013, of WCI Communities, Inc. and are in agreement with the statements contained in the third, fourth, and fifth paragraphs of such section as it relates to Ernst & Young. We have no basis to agree or disagree with other statements of the registrant contained therein.